Exhibit 99.1

     IRON MOUNTAIN INCORPORATED REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

     --  Total Revenues are $501 Million, Up 16%
     --  Operating Income is $91 Million
     --  Net Income is $0.17 per Diluted Share

    BOSTON, April 28 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE: IRM), the leader in records management and data protection services, today announced its financial results for the quarter ended March 31, 2005, reporting higher revenues, operating income and OIBDA. Net income for the quarter was $0.17 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended March 31, 2005 grew to $501 million, an increase of 16% compared to the quarter ended March 31, 2004. For the quarter, storage revenues grew 15% and service revenues grew 17% compared to the same period in 2004. Storage revenues, which are considered a key performance indicator for the records management and data protection services industry, are largely recurring since customers typically retain their records for many years. This marks the 65th consecutive quarter for which the Company has reported increased storage revenues.

    For the first quarter of 2005, the storage and service revenue internal growth rates were 8% and 3%, respectively, yielding a total internal revenue growth rate of 6%. The total core storage and services revenue internal growth rate was 8% for the quarter.

    Richard Reese, the Company's Chairman and CEO, stated, "Our business performed well in the first quarter. We exceeded several of our financial targets and the internal growth and margin dynamics played out as we indicated they would. Storage internal growth remained solidly within the 8% to 9% range we have operated in for the past three years and the inclusion of the Hays IMS and Connected acquisitions into our internal growth calculus dampened our internal growth rates, particularly complementary services, as expected." Reese went on to say, "Our margins were as we projected and the business continues to perform as expected."

    Operating income before depreciation and amortization ("OIBDA") was $136 million, or 27.1% of revenues, for the quarter ended March 31, 2005 compared to $123 million, or 28.4% of revenues, for the quarter ended March 31, 2004. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the first quarter of 2005 was $91 million, or 18% of revenues, compared to $86 million, or 20% of revenues, for the same period in 2004. Net income for the quarter was $23 million, or $0.17 per diluted share, flat compared to $23 million, or $0.18 per diluted share, for the same period in 2004. All per share amounts have been adjusted to reflect the three-for-two stock split, effected in the form of a dividend, paid on June 30, 2004.

    Included in net income for the first quarter of 2005 is $5 million, or $0.02 per diluted share, of other expense, net comprised primarily of foreign currency related net losses due to the weakening of the British Pound Sterling, the Canadian Dollar and the Euro. The comparable number for the first quarter of 2004 is $2 million, or $0.01 per diluted share, of other expense, net comprised almost entirely of charges for the early extinguishment of debt related to the Company's first quarter 2004 refinancing activities.

    In line with its strategy, Iron Mountain made selected acquisitions, opportunistically buying attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and information management product offerings and enhancing its existing operations. Since the end of 2004, the Company has completed five secure shredding acquisitions for approximately $14 million in cash and the purchase of minority interests in two of our Latin American subsidiaries for total consideration of approximately $19 million in cash.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information (dollars in millions):


                                                Full Year Ending December 31, 2005
                          Quarter Ending     -----------------------------------------
                          June 30, 2005            Previous             Current
                       -------------------   -------------------   -------------------
                         Low        High       Low        High       Low        High
                       --------   --------   --------   --------   --------   --------
Revenues               $    497   $    507   $  1,970   $  2,030   $  1,980   $  2,030
Operating Income             86         91        345        360        350        360
Depreciation &
 Amortization               ~46                   180        185        180        185

Capital Expenditures                              220        250        220        250

    Iron Mountain's conference call to discuss the first quarter 2005 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its website at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the website and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain
    Iron Mountain Incorporated is the world's trusted partner for outsourced records management and data protection services. Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit http://www.ironmountain.com.

    Certain Important Factors
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our second quarter and full year 2005 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (v) the cost and availability of financing for contemplated growth; (vi) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (vii) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; and
(viii) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    NOTE: Condensed Consolidated Financial Statements of Iron Mountain Incorporated follow.

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                     ---------------------------
                                                         2004            2005
                                                     ------------   ------------
Revenues:
  Storage                                            $    248,595   $    285,355
  Service and Storage Material Sales                      185,327        216,051

    Total Revenues                                        433,922        501,406

Operating Expenses:
  Cost of Sales (Excluding Depreciation)                  198,310        230,628
  Selling, General and Administrative                     112,460        135,340
  Depreciation and Amortization                            37,280         44,546
  Loss (Gain) on Disposal / Writedown
   of Property, Plant and Equipment, Net                      120           (218)

    Total Operating Expenses                              348,170        410,296

Operating Income                                           85,752         91,110

Interest Expense, Net                                      43,459         45,806
Other Expense, Net                                          2,270          4,663

    Income Before Provision for Income
    Taxes and Minority Interest                            40,023         40,641

Provision for Income Taxes                                 16,550         17,236
Minority Interest in Earnings of Subsidiaries, Net            476            456

    Net Income                                       $     22,997   $     22,949

Net Income Per Share -- Basic                        $       0.18   $       0.18
Net Income Per Share -- Diluted                      $       0.18   $       0.17

Weighted Average Common Shares Outstanding
-- Basic                                                  128,558        129,981
Weighted Average Common Shares Outstanding
-- Diluted                                                130,766        131,517

Operating Income before Depreciation
 and Amortization                                    $    123,032   $    135,656

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                                     December 31,     March 31,
                                                         2004           2005
                                                     ------------   ------------
ASSETS

Current Assets:
  Cash and Cash Equivalents                          $     31,942   $     28,776
  Accounts Receivable (less allowances
   of $13,886 and
   $14,680, respectively)                                 354,434        376,866
Other Current Assets                                      114,778        106,682
  Total Current Assets                                    501,154        512,324

Property, Plant and Equipment:
Property, Plant and Equipment at Cost                   2,266,839      2,329,697
Less: Accumulated Depreciation                           (617,043)      (655,731)
    Property, Plant and Equipment, net                  1,649,796      1,673,966

Other Assets:
  Goodwill, net                                         2,040,217      2,062,167
  Other Non-current Assets, net                           251,220        259,473
    Total Other Assets                                  2,291,437      2,321,640

Total Assets                                         $  4,442,387   $  4,507,930

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current Portion of Long-term Debt                    $     39,435   $     50,887
Other Current Liabilities                                 476,028        482,196
    Total Current Liabilities                             515,463        533,083

Long-term Debt, Net of Current Portion                  2,438,587      2,448,526
Other Long-term Liabilities                               256,724        265,980

Minority Interests                                         13,045          4,873

Shareholders' Equity                                    1,218,568      1,255,468

    Total Liabilities and Shareholders' Equity       $  4,442,387   $  4,507,930

    APPENDIX A

    Operating Income Before Depreciation and Amortization

    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                                          Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                        2004           2005
                                                     ------------   ------------
OIBDA (Operating Income Before Depreciation
 and Amortization)                                   $        123   $        136
Less: Depreciation and Amortization                            37             45

Operating Income                                     $         86   $         91

Less: Interest Expense, net                                    43             46
  Other Expense, net                                            2              5
  Provision for Income Taxes                                   17             17
  Minority Interest                                            --             --

Net Income (1)                                       $         23   $         23

Major Components of Other Expense, net:
  Foreign Exchange Effects                           $         --   $          5
  Debt Extinguishment Charges                        $          2   $         --

(1) Columns may not foot due to rounding.

     Contact:
     Stephen P. Golden
     Director of Investor Relations
     617-535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             04/28/2005
    /CONTACT: Stephen P. Golden, Director of Investor Relations of Iron Mountain, +1-617-535-4799/
    /Web site:  http://www.ironmountain.com/